Exhibit 10.1

Execution Copy

$350,000,000

CREDIT AGREEMENT
dated as of February 18, 2014,

by and among

KRONOS WORLDWIDE, INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.,
as Sole Lead Arranger and Sole Lead Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.1	Definitions
SECTION 1.2	Other Definitions and Provisions
SECTION 1.3	Accounting Terms
SECTION 1.4	UCC Terms
SECTION 1.5	Rounding
SECTION 1.6	References to Agreement and Laws
SECTION 1.7	Times of Day
SECTION 1.8	Guaranty Obligations
SECTION 1.9	Covenant Compliance Generally

ARTICLE II

TERM LOAN FACILITY

SECTION 2.1	Initial Term Loan
SECTION 2.2	Procedure for Advance of Term Loan
SECTION 2.3	Repayment of Term Loans
SECTION 2.4	Prepayments of Term Loans

ARTICLE III

GENERAL LOAN PROVISIONS

SECTION 3.1	Interest
SECTION 3.2	Notice and Manner of Conversion or Continuation of Loans
SECTION 3.3	Fees
SECTION 3.4	Manner of Payment
SECTION 3.5	Evidence of Indebtedness
SECTION 3.6	Adjustments
SECTION 3.7	Obligations of Lenders
SECTION 3.8	Changed Circumstances
SECTION 3.9	Indemnity
SECTION 3.10	Increased Costs
SECTION 3.11	Taxes
SECTION 3.12	Mitigation Obligations; Replacement of Lenders.
SECTION 3.13	Incremental Term Loans
SECTION 3.14	Refinancing Amendments
SECTION 3.15	Extension of Term Loans

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING
SECTION 4.1	Conditions to Closing and Initial Extensions of Credit

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

SECTION 5.1	Organization; Power; Qualification
SECTION 5.2	Ownership
SECTION 5.3	Authorization Enforceability
SECTION 5.4	Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc
SECTION 5.5	Compliance with Law; Governmental Approvals
SECTION 5.6	Tax Returns and Payments
SECTION 5.7	Intellectual Property Matters
SECTION 5.8	Environmental Matters
SECTION 5.9	Employee Benefit Matters
SECTION 5.10	Margin Stock
SECTION 5.11	Government Regulation
SECTION 5.12	Material Contracts
SECTION 5.13	Employee Relations
SECTION 5.14	Burdensome Provisions
SECTION 5.15	Financial Projections
SECTION 5.16	No Material Adverse Change
SECTION 5.17	Solvency
SECTION 5.18	Titles to Properties
SECTION 5.19	Litigation
SECTION 5.20	PATRIOT Act; OFAC; FCPA
SECTION 5.21	Absence of Defaults
SECTION 5.22	Senior Indebtedness Status
SECTION 5.23	Investment Bankers’ and Similar Fees
SECTION 5.24	Disclosure
SECTION 5.25	Security Documents
SECTION 5.26	Insurance

ARTICLE VI

AFFIRMATIVE COVENANTS

SECTION 6.1	Financial Statements
SECTION 6.2	Certificates; Other Reports
SECTION 6.3	Notice of Litigation and Other Matters
SECTION 6.4	Preservation of Corporate Existence and Related Matters
SECTION 6.5	Maintenance of Property and Licenses
SECTION 6.6	Insurance
SECTION 6.7	Accounting Methods and Financial Records
SECTION 6.8	Payment of Taxes and Other Obligations

SECTION 6.9	Compliance with Laws and Approvals
SECTION 6.10	Environmental Laws
SECTION 6.11	Compliance with ERISA
SECTION 6.12	Compliance with Agreements
SECTION 6.13	Visits and Inspections
SECTION 6.14	Additional Subsidiaries
SECTION 6.15	Use of Proceeds
SECTION 6.16	Further Assurances
SECTION 6.17	Material Contracts
SECTION 6.18	Control Agreements

ARTICLE VII

NEGATIVE COVENANTS

SECTION 7.1	Indebtedness
SECTION 7.2	Liens
SECTION 7.3	Investments
SECTION 7.4	Fundamental Changes
SECTION 7.5	Asset Dispositions
SECTION 7.6	Restricted Payments
SECTION 7.7	Transactions with Affiliates
SECTION 7.8	Accounting Changes; Organizational Documents
SECTION 7.9	Payments and Modifications of Subordinated Indebtedness
SECTION 7.10	No Further Negative Pledges; Restrictive Agreements
SECTION 7.11	Nature of Business
SECTION 7.12	Sale Leasebacks
SECTION 7.13	Disposal of Subsidiary Interests

ARTICLE VIII

DEFAULT AND REMEDIES

SECTION 8.1	Events of Default
SECTION 8.2	Remedies
SECTION 8.3	Rights and Remedies Cumulative; Non-Waiver; Etc
SECTION 8.4	Crediting of Payments and Proceeds
SECTION 8.5	Administrative Agent May File Proofs of Claim
SECTION 8.6	Credit Bidding
ARTICLE IX

THE ADMINISTRATIVE AGENT
SECTION 9.1	Appointment and Authority
SECTION 9.2	Rights as a Lender
SECTION 9.3	Exculpatory Provisions
SECTION 9.4	Reliance by the Administrative Agent
SECTION 9.5	Delegation of Duties

SECTION 9.6	Resignation of Administrative Agent
SECTION 9.7	Non-Reliance on Administrative Agent and Other Lenders
SECTION 9.8	No Other Duties, Etc
SECTION 9.9	Collateral and Guaranty Matters
SECTION 9.10	Secured Hedge Agreements and Secured Cash Management Agreements
SECTION 9.11	Indemnification of the Administrative Agent

ARTICLE X

MISCELLANEOUS

SECTION 10.1	Notices
SECTION 10.2	Amendments, Waivers and Consents
SECTION 10.3	Expenses; Indemnity
SECTION 10.4	Right of Setoff
SECTION 10.5	Governing Law; Jurisdiction, Etc
SECTION 10.6	Waiver of Jury Trial
SECTION 10.7	Reversal of Payments
SECTION 10.8	Injunctive Relief
SECTION 10.9	Accounting Matters
SECTION 10.10	Successors and Assigns; Participations
SECTION 10.11	Treatment of Certain Information; Confidentiality
SECTION 10.12	Performance of Duties
SECTION 10.13	All Powers Coupled with Interest
SECTION 10.14	Survival
SECTION 10.15	Titles and Captions
SECTION 10.16	Severability of Provisions
SECTION 10.17	Counterparts; Integration; Effectiveness; Electronic Execution
SECTION 10.18	Term of Agreement
SECTION 10.19	USA PATRIOT Act
SECTION 10.20	Independent Effect of Covenants
SECTION 10.21	Inconsistencies with Other Documents

EXHIBITS

Exhibit A                               -       Form of Term Note
Exhibit B                               -       Form of Notice of Borrowing
Exhibit C                               -       Form of Notice of Prepayment
Exhibit D                               -       Form of Notice of Conversion/Continuation
Exhibit E                               -       Form of Assignment and Assumption
Exhibit F                               -       Intercreditor Agreement
Exhibit G                               -       Form of Officer’s Certificate
Exhibit H-1                               -       U.S. Tax Compliance Certificate
Exhibit H-2                               -       U.S. Tax Compliance Certificate
Exhibit H-3                               -       U.S. Tax Compliance Certificate
Exhibit H-4                               -       U.S. Tax Compliance Certificate
Exhibit I                               -       Form of Affiliated Lender Assumption

SCHEDULES

Schedule 5.1                               -       Jurisdictions of Organization and Qualification
Schedule 5.2                               -       Subsidiaries and Capitalization
Schedule 5.9                               -       ERISA Plans of Credit Parties and ERISA Affiliates
Schedule 5.12                               -       Material Contracts Relating to the Collateral
Schedule 5.13                               -       Labor and Collective Bargaining Agreements of Credit Parties
Schedule 5.19                               -       Litigation of Borrower and all Subsidiaries
Schedule 6.18                               -       Post Closing Matters
Schedule 7.1                               -       Existing Indebtedness of Borrower and all Subsidiaries
Schedule 7.2                               -       Existing Liens of Borrower and all Subsidiaries
Schedule 7.3                               -       Existing Loans, Advances and Investments of Borrower and all Subsidiaries
Schedule 7.7                               -       Transactions with Affiliates
Schedule 7.10(b)                               -       Existing Encumbrances and Restrictions of Borrower and All Subsidiaries

Schedule 5.9                               -       ERISA Plans of Credit Parties and ERISA Affiliates
Schedule 5.12                               -       Material Contracts Relating to the Collateral
Schedule 5.13                               -       Labor and Collective Bargaining Agreements of Credit Parties
Schedule 5.19                               -       Litigation of Borrower and all Subsidiaries
Schedule 6.18                               -       Post Closing Matters
Schedule 7.1                               -       Existing Indebtedness of Borrower and all Subsidiaries
Schedule 7.2                               -       Existing Liens of Borrower and all Subsidiaries
Schedule 7.3                               -       Existing Loans, Advances and Investments of Borrower and all Subsidiaries
Schedule 7.7                               -       Transactions with Affiliates
Schedule 7.10(b)                               -       Existing Encumbrances and Restrictions of Borrower and All Subsidiaries

CREDIT AGREEMENT, dated as of February 18, 2014, by and among KRONOS WORLDWIDE, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and DEUTSCHE BANK AG NEW YORK BRANCH, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABL Administrative Agent” means Wells Fargo Capital Finance, LLC and any successor under the ABL Credit Agreement, or if there is no ABL Credit Agreement, the “ABL Administrative Agent” designated pursuant to the terms of the ABL Debt.

“ABL Credit Agreement” means that certain Revolving Credit Agreement, dated as of June 18, 2012 and entered into by and among the Borrower, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Wells Fargo Capital Finance, LLC, as administrative agent thereunder, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Collateral Agent” means Wells Fargo Capital Finance, LLC and any successor under the ABL Credit Agreement, or if there is no ABL Credit Agreement, the “ABL Collateral Agent” designated pursuant to the terms of the ABL Debt.

“ABL Debt” means any (1) Indebtedness outstanding from time to time under the ABL Facility, (2) all obligations with respect to such Indebtedness and any obligations under a Hedge Agreement incurred with the ABL Lender (or its Affiliates) and secured by the ABL Priority Collateral and (3) any facilities or services provided under a Cash Management Agreement incurred with the ABL Lender (or its Affiliates) and secured by the ABL Priority Collateral.

“ABL Facility” means the ABL Credit Agreement and includes any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any credit, commercial paper or other facilities with banks or other institutional lenders or investors that replace, refund or refinance all or any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof; provided that the ABL Facility shall be at all times subject to, and the collateral agent thereunder party to, the Intercreditor Agreement.

“ABL Lender” means any lender or holder or agent or arranger of Indebtedness under the ABL Facility.

“ABL Priority Collateral” has the meaning assigned to “ABL Collateral” in the Intercreditor Agreement.

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 3.14, provided that (x) each Additional Refinancing Lender shall be a Person that meets the requirements of Section 10.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.10(b)(iii) and (v)), mutatis mutandis, to the same extent as if such Credit Agreement Refinancing Indebtedness and related Obligations had been obtained by such Lender by way of assignment; provided, notwithstanding the foregoing, since any Credit Agreement Refinancing Indebtedness requires the Borrower’s consent and participation, any Additional Refinancing Lender must be approved by Borrower in all circumstances.

“Administrative Agent” means Deutsche Bank, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 9.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person or any of its Subsidiaries.  The term “control” means the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  The terms “controlling” and “controlled” have meanings correlative thereto.

“Affiliated Lender” means a Lender that is an Affiliate of any Credit Party.

“Agent Parties” has the meaning assigned thereto in Section 10.1(e)(ii).

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Base Rate floor or a LIBOR Rate floor or otherwise, in each case incurred or payable by the Borrower generally to the Lenders; provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of the incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees and underwriting fees or other fees not paid generally to all Lenders of such Indebtedness.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, final nonappealable orders of Governmental Authorities and all final nonappealable and binding orders and decrees of all courts and arbitrators.

“Applicable Margin” means the percentages equal to 3.75% per annum for LIBOR Rate Loans and 2.75% per annum for Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Deutsche Bank Securities Inc., in its capacity as sole lead arranger and sole bookrunner, and its successors.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any of its Subsidiaries whether by sale, lease, transfer or otherwise for value to any Person.  The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale of inventory or any other property or assets in the ordinary course of business including disposals or replacements of obsolete surplus or unused assets, (c) any other transaction permitted pursuant to Section 7.4, (d) the write-off, discount, sale or other disposition, in each case without recourse, of receivables and similar obligations arising in the ordinary course of business and in connection with the compromise or collection thereof, (e) the disposition of any Hedge Agreement, (f) dispositions of Investments, (f) sales or grants of licenses to use patents, trade secrets, know-how and other intellectual property of any Credit Party to the extent that any such license does not prohibit any Credit Party from using any material technologies licensed, or required any Credit Party to pay fees (other than de minimus fees) for use of any material technologies, (g) any Restricted Payment permitted by the terms of this Agreement, (h) any transaction with Affiliates permitted by Section 7.7, and (i) (A) the transfer by any Credit Party of its assets to any other Credit Party, (B) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any such transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (C) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Available Amount” means as at any date, the sum of, without duplication:

(a)           $175.0 million, plus

(b)           50% of the Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) from the beginning of the first full fiscal quarter following the Closing Date to the end of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available at the time of such determination (and if Consolidated Net Income for any such period is a deficit, 100% of such deficit), plus

(c)           Net Cash Proceeds from Equity Issuances of the Borrower to the extent received by the Borrower (other than, (i) Disqualified Capital Stock and (ii) sales to, or capital contributions by, another Credit Party), plus

(d)           Without duplication of any amounts included in Consolidated Net Income, any cash returns on Investments (including any dividends paid or capital returned), minus

(e)           (1) Any Restricted Payments made (without duplication) under Section 7.6(e) and 7.6(g) and (2) any Investments made under Section 7.3(l).

“Bankruptcy Proceeding” has the meaning specified in Section 10.10(b)(v)(D).

“Base Rate” means, at any time, the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR for a one month Interest Period plus the difference between the Applicable Margin for LIBOR Rate Loans and the Applicable Margin for Base Rate Loans (which, for purposes of this clause (c), shall in no event exceed 1.0%).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

“Borrower” means Kronos Worldwide, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 6.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Asset” means, with respect to any Person, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of such Person.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate cost of all Capital Assets acquired by such Person during such period, as determined in accordance with GAAP, net of any Net Cash Proceeds received from all dispositions of Capital Assets during such period (to the extent permitted hereunder) that have been reinvested pursuant to Section 2.4(b)(ii); provided that Capital Expenditures shall not be less than zero.

“Capital Lease” means, at the time determination thereof is to be made, any lease of any property by any Person, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of such Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or the government of any member of the European Union or the Kingdom of Norway or any agency of any of the foregoing maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any member of the European Union or the Kingdom of Norway or any state of the United States of America or  the District of Columbia or any political subdivision of any such state or District or any public instrumentality thereof maturing within one year from the date of the acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or banker’ s acceptances maturing no more than one hundred eighty (180) days from the date of creation thereof issued by banks organized under the laws of any member of the European Union or the Kingdom of Norway or the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank, each having combined capital and surplus of not less than $250,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (e) time deposits maturing no more than one hundred eighty (180) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder unless such bank meets the requirements in clause (d) above, (f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; (g) Investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above, or (h) any other readily tradeable fund approved by the Administrative Agent.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“Change in Control” means an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty percent (50%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; (ii) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been (A) approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (B) approved by the Permitted Investors so long as the Permitted Investors then beneficially own a majority of the Capital Stock of the Borrower; or (iii) there shall have occurred under any indenture or other instrument evidencing any Indebtedness that is in excess of the Threshold Amount or Capital Stock of Borrower or any Subsidiary any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of the Credit Parties to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directive thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Claim” has the meaning specified in Section 10.10(b)(v)(D).

“Class” means (a) when used in reference to any Loan, whether such Loan is an Initial Term Loan, Incremental Term Loan, Extended Term Loan made pursuant to a given Extension Series or Refinancing Term Loan made pursuant to a given Refinancing Series, in each case not designated as part of another existing Class and (b) when used in reference to any Commitment, whether such Commitment is a Term Loan Commitment, Extended Term Commitments of a given Extension Series or Refinancing Term Commitments of a given Refinancing Series, in each case not designated as part of another existing Class.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agent” shall mean Deutsche Bank acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment Percentage” means, as to any Lender, such Lender’s Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Term Loan Commitments of such Lenders.

“Communications” has the meaning assigned thereto in Section 10.1(e)(ii).

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:  (i) income and franchise taxes paid during such period, (ii) Consolidated Interest Expense for such period, and (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (excluding extraordinary losses from discontinued operations) and (v) Transaction Costs less (c)  any extraordinary gains during such period.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedge Agreements associated with Indebtedness) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is restricted by contract, operation of law or otherwise; provided, however, that if such Subsidiary is able despite such restriction to distribute income or transfer cash to the referent Person by way of an intercompany loan or otherwise, then such income or cash, to the extent of such ability, shall not be excluded pursuant to this clause (c), and (d) non-cash gains or losses attributable solely to fluctuations in currency values and related income tax effects, in either case related to intercompany notes and accounts payable existing prior to or as of the Closing Date and payable to Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis, the sum of Consolidated Total Indebtedness that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Senior Secured Indebtedness on such date minus (ii) the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries on a Consolidated basis on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries that is set forth under clauses (a), (c), (e), (f) and (g) (with respect to (g) only to the extent the Guaranty Obligations are of Indebtedness under clauses (a), (c), (e) and (f)) of the definition of “Indebtedness”.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) the Consolidated Total Indebtedness on such date minus (ii) the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries on a Consolidated basis on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Contran Note” means that certain Unsecured Term Loan Promissory Note, dated as of February 15, 2013 executed by Kronos Worldwide, Inc. and payable to the order of Contran Corporation

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, then existing Loans of a given Class (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such Indebtedness does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date of such Refinanced Debt at the time such Indebtedness is incurred, (ii) the other terms and conditions (excluding pricing, interest, fees and premiums, optimal prepayment and redemption terms) of such Indebtedness shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or investors providing such Indebtedness  than, those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Refinanced Debt) or such terms shall be current market terms for such type of indebtedness, (iii) the aggregate principal amount of any such Indebtedness shall not exceed the aggregate principal amount of Indebtedness and Commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses, (iv) no such Indebtedness shall be permitted to be voluntarily or mandatorily prepaid or redeemed prior to the payment in full of the Initial Term Loans unless accompanied by a ratable prepayment thereof, provided that only a Credit Agreement Refinancing Indebtedness that is pari passu in right of payment and security with the Initial Term Loans or any Permitted First Priority Refinancing Debt in respect thereof shall share ratably in any voluntary or mandatory prepayments of such Term Loans unless the Borrower and the Lenders in respect of such Credit Agreement Refinancing Indebtedness elect lesser payments, (v) such Indebtedness (and the Liens securing the same and any prepayment thereof) is permitted by the terms of the ABL Credit Agreement and the Intercreditor Agreement, or the ABL Administrative Agent (with the consent of the required lenders under the ABL Credit Agreement) otherwise provides written consent thereto (in each case, to the extent the ABL Credit Agreement and the Intercreditor Agreement are then in effect), (vi) such Indebtedness is not guaranteed by any Person other than the Subsidiary Guarantors, and (vii) unless such Indebtedness is incurred solely by means of extending or renewing then existing Indebtedness described in clause (a), (b) or (c) above without resulting in any Net Cash Proceeds, such Refinanced Debt shall be, substantially concurrently, repaid, repurchased, retired, defeased or satisfied and discharged with 100% of the Net Cash Proceeds from any such Indebtedness, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained.  Notwithstanding the foregoing, in the event that the Obligations hereunder are irrevocably and unconditionally repaid, repurchased, retired, defeased or satisfied and discharged in full with the Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness, the conditions set forth in clauses (i) through (vii) above and in the definitions of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, as applicable, shall not apply to the incurrence of such Credit Agreement Refinancing Indebtedness.

“Credit Facility” means the Term Loan Facility.

“Credit Party” means, individually, the Borrower and each of the Subsidiary Guarantors

“Credit Parties” means the Borrower and the Subsidiary Guarantors, collectively.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries excluding the European Revolving Credit Facility and excluding all Indebtedness permitted under Section 7.1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a)  matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Deutsche Bank” means Deutsche Bank AG New York Branch and its successors.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.10(b)(iii) and (v)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Engagement Letter” means the separate engagement letter agreement dated January 30, 2014 among the Borrower, the Administrative Agent and the Arranger.

“Environmental Claims” means any and all actions, suits, demands, orders, decrees, consent decrees, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, such actions for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from the presence, release, or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to human health, safety or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and final nonappealable orders of courts or Governmental Authorities, relating to the protection of human health, safety, the environment or natural resources, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof, of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants under agreements not existing on the Closing Date, or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof.  The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“European Revolving Credit Facility” means the Revolving Credit Agreement entered into on June 25, 2002 (as amended by a first amendment agreement dated September 3, 2004, by a second amendment agreement dated June 14, 2005, by a third amendment agreement dated May 26, 2008, by a fourth amendment agreement dated September 15, 2009, by a fifth amendment agreement dated October 28, 2010, and by a sixth amendment agreement dated September 27, 2012) by and among Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS, Kronos Norge AS, Titania AS, and Kronos Denmark APS, each as borrowers and guarantors, the lenders party thereto in their capacities as lenders thereunder, and Deutsche Bank Luxembourg S.A., as agent thereunder, including any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any credit, commercial paper or other facilities with banks or other institutional lenders or investors that replace, refund or refinance all or any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Fiscal Year, the excess, if any, of:

(a)           the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such Fiscal Year and (iii) decreases in Working Capital for such Fiscal Year, less

(b)           the sum, without duplication, of (i) the aggregate amount of cash (A) actually paid by the Borrower and its Subsidiaries during such Fiscal Year on account of Capital Expenditures and Permitted Acquisitions (other than any amounts that were committed during a prior Fiscal Year to the extent such amounts reduced Excess Cash Flow in such prior Fiscal Year per clause (b)(i)(B) below) and (B) committed during such Fiscal Year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Fiscal Year (in each case under this clause (i) other than to the extent any such Capital Expenditure or Permitted Acquisition is made or is expected to be made with the proceeds of Indebtedness, any Equity Issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA), (ii) the aggregate amount of all scheduled or required principal payments or repayments of Indebtedness (other than mandatory prepayments of the Term Loans pursuant to Section 2.3(a)) made by the Borrower and its Subsidiaries during such Fiscal Year, but only to the extent that such payments or repayments cannot be reborrowed or redrawn, (iii) voluntary principal prepayments of the Term Loan pursuant to Section 2.4(a), (iv) an amount equal to the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such Fiscal Year, (v) an amount equal to the aggregate cash dividends paid on the Borrower’s outstanding common stock, but in any event not to exceed a quarterly dividend rate of $.20 per share and (vii) increases to Working Capital for such Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to a recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document, (a) Taxes imposed on or measured by such recipient’s net income or profits (or franchise Taxes imposed in lieu of a Tax on net income or profits), in each case imposed by a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents), (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in (a), (c) in the case of a Foreign Lender (other than any Foreign Lender becoming a party hereto pursuant to an assignment request by the Borrower under Section 3.12(b)), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto or changes its lending office, except in each case to the extent that, pursuant to Section 3.11(a), additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office (d) any withholding Taxes attributable to a Lender’s failure to comply with Section 3.11(e) and, (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loan Tranche” has the meaning set forth in Section 3.15(a).

“Extended Term Commitments” means one or more commitments hereunder to convert Loans under an Existing Term Loan Tranche to Extended Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 3.15(a).

“Extending Term Lender” has the meaning set forth in Section 3.15(b).

“Extension” means the establishment of Extended Term Commitments and Extended Term Loans pursuant to the terms of Section 3.15 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 3.15(c).

“Extension Election” has the meaning set forth in Section 3.15(b).

“Extension Request” has the meaning set forth in Section 3.15(a).

“Extension Series” has the meaning set forth in Section 3.15(a).

“Extensions of Credit” means, as to any Lender at any time, (a) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Credit Party or any Subsidiary thereof primarily for the benefit of employees of any Credit Party or any Subsidiary thereof residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means each Subsidiary Guarantor.

“Guaranty Agreements” means the Subsidiary Guaranty Agreement.

“Guaranty Obligation” means, with respect to the Borrower and the Subsidiary Guarantors, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances regulated under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, or (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement permitted under Article VII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Increased Amount Date” has the meaning assigned thereto in Section 3.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Loan” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 3.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)           all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables and accrued liabilities arising in the ordinary course of business not more than one hundred eighty (180) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse provided so long as such Person is not personally liable for any such liability, the amount of such liability shall be the lesser of the fair market value of  the property subject to the Lien and the amount of the Indebtedness secured

(e)           all obligations of any such Person in respect of Disqualified Capital Stock;

(f)           all net obligations of such Person under any Hedge Agreements; and

(g)           all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Lenders pursuant to Section 2.1.

“Initial Term Loan Maturity Date” means the first to occur of (a) the sixth anniversary of the Closing Date, or (b) the date of acceleration of the Initial Term Loans pursuant to Section 8.2(a).

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date substantially in the form attached as Exhibit F hereto, among the ABL Collateral Agent, the Collateral Agent, and acknowledged by the Borrower and each Guarantor, as it may be amended, supplemented, modified, replaced or restated from time to time in accordance with this Agreement and the terms thereof.

“Interest Period” has the meaning assigned thereto in Section 3.1(b).

“Investments” has the meaning set forth in Section 7.3.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Term Loans or any Extended Term Commitment, Incremental Term Loans, Refinancing Term Loans and Refinancing Term Commitments, in each case, as extended in accordance with this Agreement from time to time.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 3.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“LIBOR” means,

(a)           for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen (or any applicable successor service which displays the London Interbank Offered Rate for deposits in Dollars for the applicable Interest Period) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen (or any applicable successor service), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b)           for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen (or any applicable successor service which displays the London Interbank Offered Rate for deposits in Dollars for the applicable Interest Period) at approximately 11:00 a.m.  (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen (or any applicable successor service) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m.  (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR be less than 1.00%.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries plus (b) the aggregate availability of the Borrower and its Subsidiaries under the Credit Facility, the ABL Credit Agreement and the European Revolving Credit Facility.

“Loan Documents” means, collectively, this Agreement, each Note, the Security Documents, the Intercreditor Agreement, the Engagement Letter, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement but including any Lender Joinder Agreement, any Refinancing Amendment and any Extension Amendment), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the reference to the Term Loan, and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) a material impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means a Domestic Subsidiary with (1) net sales that are equal to or greater than 5.0% of the Consolidated net sales of the Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower and the Subsidiaries is available or (2) assets that are equal to or greater than 5.0% of the total Consolidated assets of the Borrower and the Subsidiaries as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower and the Subsidiaries is available

“Material Contract” means any contract or other agreement, written or oral, of any Credit Party the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material First Tier Foreign Subsidiary” shall mean a First Tier Foreign Subsidiary with (1) net sales that are equal to or greater than 5.0% of the Consolidated net sales of the Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower and the Subsidiaries is available or (2) assets that are equal to or greater than 5.0% of the total Consolidated assets of the Borrower and the Subsidiaries as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower and the Subsidiaries is available.

“Material Foreign Subsidiary” shall mean a Foreign Subsidiary with (1) net sales that are equal to or greater than 5.0% of the Consolidated net sales of the Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower and the Subsidiaries is available or (2) assets that are equal to or greater than 5.0% of the total Consolidated assets of the Borrower and the Subsidiaries as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower and the Subsidiaries is available.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (a) (i) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (ii) with respect to any Class of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Class of Incremental Term Loans, the final maturity date applicable to such Incremental Term Loans as set forth in the applicable Lender Joinder Agreement, and (iv) with respect to any Class of Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment or (b) the date of acceleration of the Term Loans pursuant to Section 8.2(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MNPI” has the meaning specified in Section 10.10(b)(v)(A)(I).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i)  all income taxes and other taxes assessed by a Governmental Authority or reasonably reserved as a result of such transaction, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event or required to be repaid under the European Revolving Credit Facility, and (iv) appropriate amounts to be provided by any Credit Party or its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Disposition or Insurance and Condemnation Event that is retained by the Credit Party and its Subsidiaries, including without limitation obligations for pension, other postemployment benefits, liabilities related to Environmental Laws and liabilities under indemnification obligations associated with such Asset Disposition or Insurance and Condemnation Event, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith and, with respect to issuance by any Non-Guarantor Subsidiary, less any amounts required to be paid under the European Revolving Credit Facility in connection with such issuance.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (ii) has been approved by the Required Lenders.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Subsidiary Guarantor.

“Notes” means the Term Notes.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(a).

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition, regardless of whether allowed or allowable in such proceeding) the Loans and (b) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate of the chief financial officer or treasurer of the Borrower substantially in the form attached as Exhibit G.

“OID” has the meaning assigned thereto in Section 3.13(a).

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned thereto in Section 10.10(d).

“Participant Register” has the meaning specified in Section 10.10(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Perfection Certificate” means the perfection certificate executed by the Borrower as of the Closing Date.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by any Credit Party of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a)           no less than ten (10) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent, which notice shall include the proposed closing date of such acquisition;

(b)           the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(c)           the Person or business to be acquired shall be in a line of business permitted pursuant to Section 7.11;

(d)           if such transaction is a merger or consolidation, the Borrower or a Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(e)           if such transaction involves the acquisition of a Person that becomes a Material Domestic Subsidiary, then any such Person shall become a Subsidiary Guarantor and the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 6.14 to be delivered at the time required pursuant to Section 6.14;

(f)           no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent a compliance certificate of the chief financial officer or treasurer for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Consolidated Total Leverage Ratio of the Borrower and the Consolidated Subsidiaries is no greater than 3.00 to 1.00, calculated on a Pro Forma Basis after giving effect to such acquisition and the incurrence of any Indebtedness in connection therewith;

(g)           no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith; and

(h)           the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other acquisition.

“Permitted Investors” means (1) members of the family of Harold C. Simmons, including his widow and/or their descendants, whether natural or adopted (collectively, “Simmons Family Members”), (2) any trust established primarily for the benefit of the estate of Harold C.  Simmons or Simmons Family Members (“Simmons Trust”), (3) trustees, acting in such capacity, or beneficiaries of a Simmons Trust to the extent of the beneficial interest therein and for so long as such Simmons Trust exists, (4) any employee plan or pension fund of the Borrower or any of its Subsidiaries, (5) any Person holding Capital Stock for or pursuant to the terms of any such plan or fund and (6) any Person controlled by, or any group made up of, any one or more of the Persons specified in (1) through (5) above.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by (A) the Term Loan Collateral on a pari passu first-lien basis with the Secured Obligations and (B) the ABL Priority Collateral on a pari passu second-lien basis with the Secured Obligations, and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), and (iv) a representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement or such other intercreditor agreement as requested by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of secured notes or loans; provided that (i) such Indebtedness is secured by Liens on the Collateral that are junior to the Liens securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents, other than with respect to the junior nature of the Liens securing such Indebtedness (with such differences as are reasonably satisfactory to the Administrative Agent), and (iv) a representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement reflecting the junior status of the Lien securing such Indebtedness with the Collateral Agent in form and substance reasonably satisfactory to the Administrative Agent.  Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), and (ii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Subsidiary.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 6.2.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; and provided further that the foregoing pro forma adjustment shall be without duplication of any cost savings or additional costs that are already included in the calculation of Consolidated EBITDA.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lenders” has the meaning assigned thereto in Section 6.2.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans or Refinancing Term Commitments incurred pursuant thereto, in accordance with Section 3.14.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield, if applicable, and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of term loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning assigned thereto in Section 10.10(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued on a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by the Borrower or any Subsidiary of any debt financing having an All-In Yield (as determined by the Administrative Agent consistent with generally accepted financial practices), that is less than the All-In Yield (as determined by the Administrative Agent on the same basis) of such Term Loans, as may be effected through any amendment to, modification or waiver of, or consent under this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans or the incurrence of any Refinancing Term Loans.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that for all purposes under this Agreement and each other Loan Document, the “Required Lenders” shall be calculated in accordance with Section 10.10(b)(v).

“Resignation Effective Date” has the meaning assigned thereto in Section 9.6(a).

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 7.6.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank that the Borrower specifically agrees at the time in writing to the Administrative Agent will be secured by the Collateral.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article IX, in each case that is entered into by and between any Credit Party and any Hedge Bank that the Borrower specifically agrees at the time in writing to the Administrative Agent will be secured by the Collateral.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, that are parties to Secured Hedge Agreements, the Cash Management Banks that are parties to Secured Cash Management Agreements, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the collective reference to the Collateral Agreement, the Guaranty Agreements, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of the Subsidiary Guarantors that is subordinated in right and time of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, (i) as of the Closing Date, Kronos International, Inc., Kronos Louisiana, Inc., Kronos (US), Inc., constituting the wholly-owned direct and indirect Domestic Subsidiaries of the Borrower as of the Closing Date and (ii) following the Closing Date, all direct and indirect Subsidiaries of the Borrower created or acquired and required to become a Subsidiary Guarantor pursuant to Section 6.14.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the benefit and the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Collateral” has the meaning assigned thereto in the Collateral Agreement.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof (including in accordance with Section 3.13, Section 3.14, Section 3.15 or Section 10.2) and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans.  The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Lenders on the Closing Date shall be $350.0 million.

“Term Loan Facility” means the term loan facility established pursuant to Article II (including any new term loan facility established pursuant to Section 3.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, as to any Term Loan Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Term Loan Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Term Loan Lenders.

“Term Loans” means the Initial Term Loans and, if applicable, any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, as the context may require and “Term Loan” means any of such Term Loans.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount:  (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $50.0 million.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, charges, premiums and other amounts related to the Transactions and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, call premiums, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the closing of the Credit Facility or such Permitted Acquisition, as applicable.

“Transactions” means, collectively, the (a) refinancing of all or a portion of outstanding Indebtedness of the Borrower including that certain (i) Contran Note, (ii) European Revolving Credit Facility and (iii) ABL Credit Agreement, (b) the payment of the Transaction Costs incurred in connection with the foregoing and (c) proceeds used for general corporate purposes of the Borrower.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” means the United States of America.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.11(e).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Working Capital” means, for the Borrower and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and cash equivalents and taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) the current portion of current taxes and deferred income taxes and (ii) the current portion of accrued Consolidated Interest Expense.

SECTION 1.2 Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (d) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 10.9).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4 UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Guaranty Obligations.  Unless otherwise specified, the amount of any Guaranty Obligation shall be the lessor of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

SECTION 1.9 Covenant Compliance Generally.  For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5 and 7.6, any amount in a currency other than Dollars (unless specifically referred to in this Agreement in such other currency) will be converted to Dollars in a manner consistent with the preparation of the financial statements of  the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) or (b), as applicable.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

TERM LOAN FACILITY

SECTION 2.1 Initial Term Loan.  Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.

SECTION 2.2 Procedure for Advance of Term Loan.

(a) Initial Term Loan.  The Borrower shall give the Administrative Agent an irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than 11:00 a.m. three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement).  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b) Incremental Term Loans.  Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 3.13.

SECTION 2.3 Repayment of Term Loans.

(a) Initial Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing June 30, 2014 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 2.4 hereof:

FISCAL		PRINCIPAL
YEAR	PAYMENT DATE	INSTALLMENT ($)
	June 30	875,000
2014	September 30	875,000
	December 31	875,000
2015	March 31	875,000
	June 30	875,000
	September 30	875,000
	December 31	875,000
2016	March 31	875,000
	June 30	875,000
	September 30	875,000
	December 31	875,000
2017	March 31	875,000
	June 30	875,000
	September 30	875,000
	December 31	875,000
2018	March 31	875,000
	June 30	875,000
	September 30	875,000
	December 31	875,000
2019	March 31	875,000
	June 30	875,000
	September 30	875,000
	December 31	875,000
2020	Initial Term Loan Maturity Date	329,875,000

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Initial Term Loan Maturity Date.

(b) Incremental Term Loans, Extended Term Loans or Refinancing Term Loans.  The amount of any such payment set forth in clause (a) above shall be adjusted to account for the addition of any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans to contemplate (i) the reduction in the aggregate principal amount of any Loans that were paid down in connection with the incurrence of such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, and (ii) any increase to payments to the extent and as required pursuant to the terms of any applicable Lender Joinder Agreement, Extension Amendment or Refinancing Amendment.

SECTION 2.4 Prepayments of Term Loans.

(a) Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium (except as set forth in Section 2.4(c)) or penalty (except LIBOR breakage costs), to prepay the Term Loans, in whole or in part, with prior written notice to the Administrative Agent substantially in the form attached as Exhibit C (a “Notice of Prepayment”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and the Class of the Loan to be prepaid, and if a combination thereof, the amount allocable to each Class.  Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the Term Loan (including, if applicable, any Incremental Term Loan, Extended Term Loan, or Refinancing Term Loan) as directed by the Borrower.  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.

(b) Mandatory Prepayments.

                (i)Debt Issuances.  (A) Subject to clause (B) hereof, the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance by any Credit Party or any of its Subsidiaries or other Indebtedness not permitted pursuant to this Agreement.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance; provided that the Borrower shall not be required to comply with this Section 2.4(b)(i) to the extent that such prepayment is prohibited by the ABL Facility.

(B) If the Borrower incurs or issues any Credit Agreement Refinancing Indebtedness (other than solely by means of extending or renewing then existing Credit Agreement Refinancing Indebtedness of the type described in clause (a), (b) or (c) of the definition thereof without resulting in any Net Cash  Proceeds), the Borrower shall make a mandatory principal prepayment of  the Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Credit Agreement Refinancing Indebtedness on the date such Credit Agreement Refinancing Indebtedness is incurred or issued.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.4(b)(i)(B) if such prepayment would have resulted from the incurrence or issuance of Credit Agreement Refinancing Indebtedness, which incurrence or issuance shall not be consummated or shall otherwise be delayed.

                (ii)Asset Dispositions.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds in excess of $25.0 million from any Asset Disposition by any Credit Party or any of its Subsidiaries (other than any Asset Disposition permitted pursuant to, and in accordance with, Section 7.5(a), (b) or (c)).  Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(b)(ii) to the extent that such Net Cash Proceeds are reinvested in assets used or useful in the business of the Borrower and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided, further, that any portion of such Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 2.4(b)(ii) on or before the last day of such twelve (12) month period; provided, further, that the Borrower shall not be required to comply with this Section 2.4(b)(ii) to the extent that such prepayment is prohibited by the ABL Credit Agreement.

                (iii)Insurance and Condemnation Events.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds in excess of $25.0 million from any Insurance and Condemnation Event by any Credit Party or any of its Subsidiaries.  Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or such Subsidiary; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(b)(iii) to the extent that the Net Cash Proceeds are reinvested in assets used or useful in the business of the Borrower and its Subsidiaries (a) within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary or ( b) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within six (6) months after the receipt thereof, then within twelve (12) months following the date of such legally binding commitment; provided, further, that any portion of the Net Cash Proceeds not actually reinvested according to the preceding shall be prepaid in accordance with this Section 2.4(b)(iii) within three (3) Business Days after receipt of the written demand of Administrative Agent; provided, that the Borrower shall not be required to comply with this Section 2.4(b)(iii) to the extent that such prepayment is prohibited by the ABL Credit Agreement.

                (iv)Excess Cash Flow.  After the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2014, provided that for such Fiscal Year the only periods applicable shall be the quarters ended June 30, 2014, September 30, 2014 and December 31, 2014), within five (5) Business Days after the earlier to occur of (x) the delivery of the financial statements for such Fiscal Year and (y) the date on which the financial statements for such fiscal year are required to be delivered pursuant to Section 6.1(a) and Section 6.2(a), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in an amount equal to (a) fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year (or such shorter period with respect to the Fiscal Year ending December 31, 2014)  if at the end of such Fiscal Year the Borrower and its Subsidiaries maintain a Consolidated Senior Secured Leverage Ratio that is greater than 2.50 to 1.00, (b) twenty five percent (25%) of Excess Cash Flow, if any, for such Fiscal Year (or such shorter period with respect to the Fiscal Year ending December 31, 2014) if at the end of such Fiscal Year the Borrower and its Subsidiaries maintain a Consolidated Senior Secured Leverage Ratio that is equal to or less than 2.50 to 1.00 and greater than 1.75 to 1.00 and (c) zero percent (0%) of Excess Cash Flow, if any, for such Fiscal Year (or such shorter period with respect to the Fiscal Year ending December 31, 2014) if at the end of such Fiscal Year the Borrower and its Subsidiaries maintain a Consolidated Senior Secured Leverage Ratio that is equal to or less than 1.75 to 1.00; provided, that the Borrower shall not be required to comply with this Section 2.4(b)(iv) to the extent that such prepayment is prohibited by the ABL Credit Agreement.

                (v)Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iv) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  All such mandatory prepayments of the Term Loans shall be applied to the remaining scheduled amortization payments in direct order of maturity.

                (vi)No Reborrowings.  Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 3.9.

                (vii)No Adverse Tax Consequences.  (A) To the extent that any of or all the Net Cash Proceeds of any Asset Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.4(b)(ii) (a “Foreign Asset Disposition”), the Net Cash Proceeds of any Insurance and Condemnation Event from a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.4(b)(iii) (a “Foreign Insurance and Condemnation Event”), or Excess Cash Flow from a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.4(b)(iv) (a “Foreign Excess Cash Flow”) are prohibited or delayed by applicable local law from being repatriated to the Borrower obliged to make a payment hereunder, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Loans at the times provided in the relevant clauses of this Section.  Instead, such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the Borrower obliged to make a payment hereunder and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Loans pursuant to this Section to the extent provided herein and (B) to the extent that Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Disposition or any Foreign Insurance and Condemnation Event or Foreign Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, such Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (B), on or before the date on which any Net Cash Proceeds from any Foreign Asset Disposition or Foreign Insurance and Condemnation Event or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.4(b)(ii), (b)(iii) or (b)(iv), as applicable,  (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated, to such reinvestments or prepayments less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Subsidiary.

(c) Call Premium.  In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) prepays any Term Loans pursuant to Section 2.4(a) or prepays, repays or refinances any Term Loans pursuant to Section 2.4(b)(i) or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Loan Lender, (i) in the case of clause (x), a premium (the “Prepayment Premium”) of 1.00% of the aggregate principal amount of the Term Loans so prepaid, repaid or refinanced on or prior to the first anniversary of the Closing Date and (ii) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to any such amendment, modification or waiver occurring on or prior to the first anniversary of the Closing Date.  All such amounts shall be due and payable on the date of effectiveness of the relevant repayment or prepayment pursuant to Section 2.04(a) or Section 2.04(b)(i) or within three (3) Business Days of the effectiveness of such Repricing Transaction.

ARTICLE III

GENERAL LOAN PROVISIONS

SECTION 3.1 Interest.

(a) Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement).  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.  Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.  Without limiting the foregoing, the Borrower may designate a portion of the Term Loan to be a Base Rate Loan, and the remaining portion of the Term Loan to be one or more LIBOR Rate Loans.

(b) Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 3.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1) week or one (1), two (2), three (3) or six (6) months or, if agreed by all of the relevant Lenders, twelve (12) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 2.3 without payment of any amounts pursuant to Section 3.9; and

(v) there shall be no more than ten (10) Interest Periods in effect at any time.

(c) Default Rate.  Subject to Section 8.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2014; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, quarterly in arrears.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 3.2 Notice and Manner of Conversion or Continuation of Loans

.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 3.3 Fees.  (a) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter.

(b)           The Borrower shall pay to the Lenders, a fee equal to 0.5% of the stated principal amount of the Initial Term Loans made on the Closing Date, which may take the form of upfront fees or original issue discount, for the ratable benefit of the Lenders. Such fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable thereafter.

SECTION 3.4 Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m.  on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m.  on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m.  shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 3.9, 3.10, 3.11 or 10.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 3.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 3.5 Evidence of Indebtedness.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note, which shall evidence such Lender’s Term Loans, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 3.6 Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 3.9, 3.10, 3.11 or 10.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 3.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, prior to 12:00 noon on the date of such borrowing  and (ii) otherwise prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 3.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability.  In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 3.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

SECTION 3.9 Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems reasonably appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 3.10 Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than Excluded Taxes, or any Indemnified Taxes or Other Taxes indemnifiable under Section 3.11) or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that any such Lender or Recipient will not be entitled to compensation for any such additional costs incurred or reduction suffered if it is not the general policy or practice of such Lender or Recipient to demand it in similar circumstances under comparable provisions of other credit agreements.

(b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that any such Lender or Lender’s holding company will not be entitled to compensation for any such reduction suffered if it is not the general policy or practice of such Lender or such Lender’s holding company to demand it in similar circumstances under comparable provisions of other credit agreements.

(c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.11 Taxes.

(a) Payments Free of Taxes.  Any and all payments by any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law requires the deduction or withholding of any Tax from any such payment (as determined in the good faith discretion of any Credit Party or an applicable withholding agent), then the applicable Credit Party or other applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax or an Other Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including any such deductions or withholdings applicable to additional sums payable under this Section 3.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Recipient on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable or paid by such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.11), and any reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Credit Party making such payment shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.  (i)  Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, any properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

                (ii)Without limiting the generality of the foregoing,

(A)           any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a U.S. Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals (or more if reasonably requested by the Borrower or the Administrative Agent) of IRS Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding;

(B)           any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of whichever of the following is applicable:

                (i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN (or any successor forms) establishing an exemption from, or reduction in, U.S. federal withholding Tax;

                (ii)executed originals of IRS Form W-8ECI (or any successor forms);

                (iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no interest payments are considered effectively connected with a U.S. trade or business of such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor forms); or

                (iv)to the extent a Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or has assigned its beneficial ownership to a Participant), executed originals of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and not a participating Lender and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)           any Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals (or more if reasonably requested by the Borrower or the Administrative Agent) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

                (iii)Each Lender agrees that if any form, certification or other documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification or other documentation promptly or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

                (iv)Notwithstanding any other provision of this Section 3.11(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival.  Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.10, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If (x) any Lender requests compensation under Section 3.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.12(a), (y) if any Lender is a Non-Consenting Lender or (z) any Lender refuses to make an Extension Election pursuant to Section 3.15, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.10;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from  a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.13 Incremental Term Loans.

(a) At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make an incremental term loan (any such incremental term loan, an “Incremental Term Loan”); provided that the total aggregate amount for all such Incremental Term Loan Commitments shall not (as of any date of incurrence thereof) exceed (x) an amount equal to $100.0 million plus (y) up to an unlimited amount of Incremental Term Loans so long as, in the case of this clause (y), after giving effect to such Incremental Term Loan, the Consolidated Senior Secured Leverage Ratio (calculated for such purposes assuming that any Credit Agreement Refinancing Indebtedness in respect of any Incremental Term Loans is at all times secured whether or not secured) does not exceed 2.50 to 1.00.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent.  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Term Loan Commitment (any such Person, an “Incremental Lender”).  Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment.  Any Incremental Term Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Term Loan Commitment, (2) the making of any Incremental Term Loans  pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(ii) solely with respect to Incremental Term Loan Commitments to be provided in accordance with Section 3.13(a)(y), the Administrative Agent and the Lenders shall have received from the Borrower a compliance certificate of the chief financial officer or treasurer in form reasonably acceptable to the Administrative Agent demonstrating that the Borrower will be in compliance on a Pro Forma Basis with a Consolidated Senior Secured Leverage Ratio of 2.50 to 1.00 both before and after giving effect to (1) any Incremental Term Loan Commitment, (2) the making of any Incremental Term Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(iii) the proceeds of any Incremental Term Loans  shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);

(iv) each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(v) in the case of each Incremental Term Loan (the terms of which shall be set forth the relevant Lender Joinder Agreement):

(x)           such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter average life to maturity than the remaining average life to maturity of the Initial Term Loan or a maturity date earlier than the Initial Term Loan Maturity Date;

(y)           the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date; provided that if the Applicable Margin in respect of any Incremental Term Loan exceeds the Applicable Margin for the Initial Term Loan by more than 0.50%, then the Applicable Margin for the Initial Term Loan shall be increased so that the Applicable Margin in respect of such Initial Term Loan is equal to the Applicable Margin for the Incremental Term Loan minus 0.50%; provided, further, that in determining the Applicable Margin(s) applicable to each Incremental Term Loan and the Applicable Margin(s) for the Initial Term Loan, (1) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term Loan or the Initial Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (2) customary arrangement or commitment fees payable to any lead arranger (or its affiliates) in connection with the Initial Term Loan or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin(s) under this provision); and

(z)           except as provided above, all other terms and conditions applicable to any such Incremental Term Loan shall, except to the extent otherwise provided in this Section 3.13, be identical to the terms and conditions applicable to the Initial Term Loan;

(vi) any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loans);

(vii) such Incremental Term Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.13); and

(viii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Term Loan) reasonably requested by Administrative Agent in connection with any such transaction.

(b) (i)  The Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

                (ii)The Incremental Lenders shall be included in any determination of the Required Lenders, and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

SECTION 3.14 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of any portion of the Term Loans then outstanding under this Agreement (which for purposes of this Section 3.14(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendments.

(b) Each issuance of Credit Agreement Refinancing Indebtedness under Section 3.14(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(c) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 3.14, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(d) The Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Refinancing Amendment) reasonably requested by Administrative Agent in connection with any such transaction.

SECTION 3.15 Extension of Term Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 3.15.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (each, an “Extension Request”) who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Extension Request (as reasonably determined by the Borrower), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional redemptions and prepayment with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional prepayments and redemptions and, mandatory repayments for the Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may (but are not required to) have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all other Term Loans hereunder with an earlier final stated maturity are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of all such other Term Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time an Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Request and (F) such Extended Term Loans (and the Liens securing the same and any prepayments thereof) shall be permitted by the terms of the ABL Credit Agreement and the Intercreditor Agreement, or the ABL Administrative Agent (with the consent of the required lenders under the ABL Credit Agreement) otherwise provides written consent thereto (in each case, to the extent the ABL Credit Agreement and the Intercreditor Agreement are then in effect).  Any Extended Term Loans amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased).  Each Extension Series of Extended Term Loans incurred under this Section 3.15 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 3.15(a)).

(b) The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond (or such shorter period as agreed by the Administrative Agent) and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 3.15.  Subject to Section 3.12, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Extension Request.  Any Lender holding a Loan under an Existing Term Loan Tranche wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans (each, an “Extending Term Lender”) shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(c) Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 3.15(a) above (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver) on the date thereof of such conditions as the Administrative Agent, the Borrower and such Lenders may agree and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Agreement as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.3 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.3), (iii) modify the prepayments set forth in Section 2.4 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 3.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1 Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loan is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents.  This Agreement, a Term Loan Note in favor of each Lender requesting a Term Loan Note, the Security Documents and the Perfection Certificate, together with any other applicable Loan Documents (including the Intercreditor Agreement), shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2012, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (E)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 4.1.

(ii) Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii).

(iii) Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel.  Favorable opinions of New York and Illinois counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c) Personal Property Collateral.

(i) Filings and Recordings.  The Administrative Agent shall have received all filings (including UCC financing statements in appropriate form for filing under the UCC) and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected Liens thereon .

(ii) Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory to the Administrative Agent as of a recent date, made against the Credit Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance.  The Administrative Agent shall have received evidence of property hazard, business interruption and general liability insurance, confirmation of payment of all insurance premiums for the current policy year of each (with appropriate endorsements naming the Administrative Agent as lender’s loss payee as its interest may appear on all policies for property hazard insurance and as additional insured on all policies for general liability insurance.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals reasonably necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e) Financial Matters.

(i) Financial Condition/Solvency Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, each Credit Party and each Subsidiary thereof is each Solvent and (B) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(ii) Payment at Closing.  The Borrower shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder or under any Loan Document, (B) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Miscellaneous.

(i) Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2.

(ii) Existing Indebtedness.  Promptly following the Closing Date, Borrower may, or may cause its Subsidiaries to, as applicable, apply a portion of the Loan proceeds to repay indebtedness under the European Revolving Credit Facility, the ABL Credit Agreement and the Contran Note.

(iii) PATRIOT Act.  The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

(iv) Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date, that:

SECTION 5.1 Organization; Power; Qualification.  Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization.  The jurisdictions in which each Credit Party is organized and qualified to do business as of the Closing Date are described on Schedule 5.1.

SECTION 5.2 Ownership.  Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 5.2.  All outstanding shares that are part of the Collateral have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive or similar rights, except as described in Schedule 5.2.  The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares that are part of the Collateral that are owned by each as of the Closing Date are described on Schedule 5.2.  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 5.2.

SECTION 5.3 Authorization Enforceability.  Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC and (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.

SECTION 5.5 Compliance with Law; Governmental Approvals.  Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6 Tax Returns and Payments.  Except for failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other Tax returns and information reports required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other Taxes upon it and its property, income, profits and assets which are due and payable (including in its capacity as withholding agent) (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and with respect to which adequate reserves in accordance with GAAP have been provided for on the books of the relevant Credit Party).  There is no ongoing or proposed or, to the knowledge of the Borrower pending Tax audit, examination, assessment, deficiency or other claim or proceeding of any Credit Party or any Subsidiary thereof, except in each case, for any audit, examination, assessment, deficiency or other claim or proceeding which could not reasonably be expected to have a Material Adverse Effect.  There are adequate charges, accruals and reserves (in accordance with GAAP) on the books of each Credit Party in respect of all Taxes.

SECTION 5.7 Intellectual Property Matters.  Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain any Hazardous Materials in amounts or concentrations which constitute a violation of applicable Environmental Laws;

(b) No Credit Party nor any Subsidiary thereof has received any written notice of an Environmental Claim, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened; and

(c) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under applicable Environmental Laws, nor have any Hazardous Materials been released, discharged, generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under any applicable Environmental Laws.

SECTION 5.9 Employee Benefit Matters.

(a) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.9;

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has:  (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e) No Termination Event, or similar event with respect to a Foreign Plan, has occurred or is reasonably expected to occur;

(f) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan;

(g) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required, in good standing with applicable Governmental Authorities except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  Neither any Credit Party nor any Subsidiary thereof has incurred any obligation in an amount that could reasonably be expected to have a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.10 Margin Stock.  No Credit Party thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.  Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.2 or Section 5.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock.”  If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 5.11 Government Regulation.  No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 5.12 Material Contracts.  Schedule 5.12 sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Closing Date relating to the Collateral.  Other than as set forth in Schedule 5.12, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 5.12 or any other Schedule hereto.  No Credit Party nor any Subsidiary thereof (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

SECTION 5.13 Employee Relations.  No Credit Party is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13.  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.14 Burdensome Provisions.  The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than existing under or by reason of the European Revolving Credit Facility and the Loan Documents, or Applicable Law.

SECTION 5.15 Financial Projections.  The projections delivered pursuant to Section 4.1(e)(i) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and  that actual results may differ from the projected results.

SECTION 5.16 No Material Adverse Change.  Since December 31, 2012, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Solvency.  The Credit Parties, on a Consolidated basis, are Solvent.

SECTION 5.18 Titles to Properties.  Each Credit Party has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets.

SECTION 5.19 Litigation.  Except as set forth on Schedule 5.19, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Credit Party or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.20 PATRIOT Act; OFAC; FCPA.

(a) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

(b) None of the Borrower, any Subsidiary Guarantor nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Subsidiary Guarantor is subject to any U.S. sanctions administered by OFAC; and the Borrower will not knowingly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§ 101-104), as amended.

SECTION 5.21 Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any Material Contract or judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor.

SECTION 5.22 Senior Indebtedness Status.  The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

SECTION 5.23 Investment Bankers’ and Similar Fees.  No Credit Party has any material obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions.

SECTION 5.24 Disclosure.  The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and  that actual results may differ from the projected results.

SECTION 5.25 Security Documents.

(a) Collateral Agreement.  The Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral pledged or granted pursuant to the Collateral Agreement (the “Collateral Agreement Collateral”) and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Agreement), the Liens created by the Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral Agreement Collateral (other than such Collateral Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) Valid Liens.  Each Security Document delivered pursuant to Section 4.1(a) will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 5.26 Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or, to the extent the Borrower and Subsidiary Guarantors are insured by insurance companies that are Affiliates of the Borrower, said insurance is backed by financially sound and reputable reinsurers, in each case in such amounts with such deductibles and covering such risks as is deemed appropriate by Borrower.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 6.1 Financial Statements.  The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof or no later than the date of any required public filing thereof, including any extension, if such date is more than ninety (90) days) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2013), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof, or no later than the date of any required public filing thereof, including any extension, if such date is more than forty-five (45) days) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2014), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer or treasurer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

SECTION 6.2 Certificates; Other Reports.  The Borrower shall deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Section 6.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Certificate with respect to the Borrower and its Subsidiaries;

(b) concurrently with the delivery of financial statements pursuant to Section 6.1(a), deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer providing notice of the creation or acquisition of any Subsidiary and which sets forth any Capital Stock that shall be, or which has been, pledged pursuant to Section 6.14 and, to the extent relating to ABL Priority Collateral, any perfection certificate supplement or other notification that has been delivered to the ABL Collateral Agent with respect thereto;

(c) promptly upon receipt thereof, copies of all final reports, if any, submitted to Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(d) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Indebtedness of any Credit Party in excess of the Threshold Amount (other than with respect to the European Revolving Credit Facility) pursuant to the terms of any indenture, loan or credit or similar agreement;

(e) promptly after the assertion or occurrence thereof, notice of any Environmental Claims related in any way to any Credit Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(g) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(h) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.  Documents required to be delivered pursuant to Section 6.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC.”

SECTION 6.3 Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) Business Days after any Responsible Officer of any Credit Party obtains knowledge thereof) the Borrower shall notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any Environmental Claims which in any such case could reasonably be expected to have a Material Adverse Effect;

(d) any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against any Credit Party or any Subsidiary thereof;

(e) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(f) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, (iii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iv) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (v) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g) any event which makes any of the representations set forth in Article VII that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Article VII that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.

SECTION 6.4 Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 7.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 6.5 Maintenance of Property and Licenses.

(a) In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear and casualty excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted.

SECTION 6.6 Insurance.  Maintain property hazard and business interruption insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as is deemed appropriate by Borrower and as may be required by Applicable Law.  All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder as its interest may appear and (c)  name the Administrative Agent as lender’s loss payee as its interest may appear.  On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 6.7 Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 6.8 Payment of Taxes and Other Obligations.  Pay (a) all Taxes (whether or not shown on a Tax return) that may be levied or assessed upon it or any of its Property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Credit Parties may contest any item described in clauses (a) or (b) of this Section in good faith by appropriate proceedings diligently conducted so long as adequate reserves are maintained with respect thereto in accordance with GAAP and the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 6.9 Compliance with Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10 Environmental Laws.  In addition to and without limiting the generality of Section 6.9 and except where the failure to so comply could not reasonably be expected  to have a Material Adverse Effect, (a) comply with all applicable Environmental Laws and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all final nonappealable orders and directives of any Governmental Authority under applicable Environmental Laws.

SECTION 6.11 Compliance with ERISA.  In addition to and without limiting the generality of Section 6.9, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

SECTION 6.12 Compliance with Agreements.  Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.13 Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, final management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice.  Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

SECTION 6.14 Additional Subsidiaries.

(a) Additional Subsidiaries.

                (i)(A) deliver a notice to the Administrative Agent of the creation or acquisition of any Subsidiary and (B) promptly thereafter (and in any event within thirty (30) days after such creation or acquisition) cause such Person that is a Material Domestic Subsidiary to become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose; provided that clause (i)(B) shall not be applicable where a Guaranty Obligation of the Term Loan Facility by such Subsidiary would result in material adverse tax consequences to the Borrower or its Subsidiaries as reasonably determined by the Borrower;

                (ii)(A) with respect to any Person that becomes a Material Domestic Subsidiary, deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing one hundred percent (100%) of the Capital Stock of such Person duly executed in blank by a duly authorized officer of the holder of such Capital Stock and all intercompany notes owing from such Subsidiary to any Credit Party, together with instruments of transfer executed in blank by a duly authorized officer of such Credit Party and (B) with respect to any person that becomes a Material First Tier Foreign Subsidiary, cause the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of any such new Material First Tier Foreign Subsidiary and a consent thereto executed by such new Material First Tier Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Material First Tier Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof);

                (iii)grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement and not more expansive than the categories in the Collateral Agreement unless otherwise agreed in writing by the Borrower and such Subsidiary) owned by any such Subsidiary that becomes a Guarantor pursuant to clause (i) above by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose and comply with the terms of each Security Document, including the perfection requirements contained therein and the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent;

                (iv)deliver to the Administrative Agent such documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent;

                (v)deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person duly executed in blank by a duly authorized officer of the holder of such Capital Stock, together with instruments of transfer executed in blank by a duly authorized officer of such Credit Party;

                (vi)deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and

                (vii)deliver to the Administrative Agent such other documents (including opinions of counsel) and take such actions as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Merger Subsidiaries.  Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.14(a) until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 6.14(a), within ten (10) Business Days of the consummation of such Permitted Acquisition).

SECTION 6.15 Use of Proceeds.  The Borrower shall be permitted to use the proceeds of the Extensions of Credit (a) to finance the Transactions and (b) for other general corporate purposes of the Borrower, but for no other purpose.

SECTION 6.16 Further Assurances.  Maintain the security interest created by the Security Documents in accordance with Section 3 of the Collateral Agreement as a perfected security interest, with the priority required by the Intercreditor Agreement, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and promptly make, execute and deliver, at the Borrower’s expense, all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of creating, maintaining, perfecting or renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

SECTION 6.17 Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.18 Control Agreements.  On or prior to the date which is 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Credit Parties shall execute and deliver Control Agreements (as defined in the Collateral Agreement) or other agreements satisfactory to the Administrative Agent with respect to Deposit Accounts (as defined in the Collateral Agreement) and Securities Accounts (as defined in the Collateral Agreement) that constitute Collateral.

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

SECTION 7.1 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except for any or all of the following:

(a) the Obligations;

(b) Indebtedness incurred pursuant to the ABL Credit Agreement in an amount not to exceed $160.0 million at any one time outstanding;

(c) Indebtedness incurred pursuant to the European Revolving Credit Facility in an amount not to exceed €130.0 million at any one time outstanding;

(d) Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks or other risk management purposes and not for speculative purposes;

(e) Indebtedness existing on the Closing Date and listed on Schedule 7.1 (other than Indebtedness incurred under Section 7.1(b) and Section 7.1(c)) and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and Weighted Average Life to Maturity of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be (A) on subordination terms at lease as favorable to the Lenders, (B) no more restrictive on the Borrower and its Subsidiaries than the Subordinated Indebtedness being refinanced, refunded, renewed or extended and (C) in an amount not less than the amount outstanding at the time of such refinancing, refunding, renewal or extension; provided, further, that for the avoidance of doubt, nothing in this Section 7.1(e) shall limit the Borrower’s ability to incur Indebtedness under any other subsection of Section 7.1;

(f) Indebtedness of any Credit Party incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $50.0 million at any time outstanding;

(g) Indebtedness of a Person existing at the time such Person became a Subsidiary Guarantor or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary Guarantor or the acquisition of such assets and (ii) neither the Borrower nor any Subsidiary Guarantor (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, and any refinancing, renewal, extension or replacement in respect thereto;

(h) Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (a) through (g) of this Section;

(i) Unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Non-Guarantor Subsidiary to any Credit Party in an aggregate principal amount not to exceed $30.0 million at any time outstanding (provided that any Indebtedness owed by such Non-Guarantor Subsidiary to any Credit Party pursuant to this clause (ii) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents) and (iii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(j) unsecured Indebtedness owed by any Credit Party; provided that the Consolidated Total Leverage Ratio at such time shall be no greater than 3.0 to 1.0 calculated on a Pro Forma Basis after giving effect to such incurrence of Indebtedness;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(l) Indebtedness under bid, payment performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims or self-insurance obligations, bank overdrafts, and commercial letters of credit, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(m) Indebtedness of any Credit Party incurred in connection with Capital Expenditures or Permitted Acquisitions, and any refinancing, renewal, extension or replacement in respect thereof; provided that the Consolidated Total Leverage Ratio at such time shall be no greater than 3.0 to 1.0, calculated on a Pro Forma Basis after giving effect to such incurrence of Indebtedness;

(n) Indebtedness of any Credit Party not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $40.0 million at any time outstanding;

(o) Indebtedness of any Non-Guarantor Subsidiary not otherwise permitted by this Section in an aggregate principal amount not to exceed $30.0 million at any time outstanding, which may include without limitation, Capital Leases and purchase money Indebtedness; and

(p) Indebtedness permitted to be incurred pursuant to Sections 3.13, 3.14 or 3.15.

SECTION 7.2 Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except for any or all of the following:

(a) Liens incurred to secure obligations in respect of the Indebtedness permitted to be incurred pursuant to clauses (a), (b), and (p) of Section 7.1; provided that such Liens are subject at all times to the Intercreditor Agreement;

(b) Liens in existence on the Closing Date and described on Schedule 7.2, including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 7.1(e) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 7.2); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) (i) not yet due or (ii) which are being contested in good faith and by appropriate proceedings if such contest effectively suspends enforcement of the contested obligation and the enforcement of any Liens securing the obligation and if adequate reserves are maintained in accordance with GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, payment obligations in connection with self-insurance and similar obligations, and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Operating Leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) Liens securing Indebtedness permitted under Section 7.1(f); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(m) or securing appeal or other surety bonds relating to such judgments;

(j) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens and (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (E) the Indebtedness and any refinancing, renewal, extension or replacement in respect thereto secured by such Liens is permitted under Section 7.1(g) of this Agreement);

(k) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Capital Stock of the Borrower or any of the Subsidiaries and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Sections 7.1(b), (c) and (o);

(l) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(m) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(o) Liens securing Indebtedness permitted under Section 7.1(n);

(p) Liens on Collateral securing Secured Hedge Agreements and Secured Cash Management Agreements that are entered into in accordance with Section 7.1; and

(q) subordinated Liens securing Indebtedness permitted under Section 7.1(m); provided that (i) concurrently with creating any such subordinated Lien the Credit Party shall have granted to the Administrative Agent for the benefit of the Secured Parties a Lien in the assets acquired with such Indebtedness that is senior in priority to such subordinated Lien, (ii) any such subordinated Lien shall only encumber the assets acquired with such Indebtedness, and (iii) any such subordinated Lien shall be subject at all times to an intercreditor agreement, the terms of which shall be no less favorable to the Administrative Agent and the Secured Parties than the terms of the Intercreditor Agreement that are applicable to the “ABL Agent” and the “ABL Claimholders,” in each case as defined in the Intercreditor Agreement, in their capacity has holders of the first-priority Lien on the ABL Priority Collateral thereunder.

SECTION 7.3 Investments.  Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except for any or all of the following:

(a) (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 7.3, (iii) Investments made after the Closing Date by any Credit Party in any other Credit Party and (iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(b) Investments in cash and Cash Equivalents;

(c) Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures permitted pursuant to this Agreement;

(d) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(e) Hedge Agreements permitted pursuant to Section 7.1;

(f) purchases of assets in the ordinary course of business;

(g) Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions;

(h) Investments in the form of loans and advances to officers, directors and employees and other Affiliates in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5.0 million (determined without regard to any write-downs or write-offs of such loans or advances);

(i) Investments in the form of intercompany Indebtedness permitted pursuant to Section 7.1(i) or (j);

(j) Guaranty Obligations permitted pursuant to Section 7.1;

(k) all other Investments by the Borrower or any of its Subsidiaries; provided that both immediately prior to and after making such Investment, (i) the Consolidated Total Leverage Ratio, as of the time of such Investment, shall be no greater than 3.00 to 1.00, calculated on a Pro Forma Basis after giving effect to such Investment and the incurrence of any Indebtedness in connection therewith; and

(l) any Investment in an amount, when aggregated with the aggregate amount of Restricted Payments made pursuant to Section 7.6(g), not to exceed at any time an amount equal to the Available Amount at such time; provided, however, that at the time each such Investment is made, no Event of Default shall have occurred or be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 7.4 Fundamental Changes.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except for any or all of the following:

(a) (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) dispositions permitted by Section 7.5;

(f) any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor if required by Section 6.14 and the Borrower shall comply with Section 6.14 in connection therewith); and

(g) any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower.

SECTION 7.5 Asset Dispositions.  Make any Asset Disposition except for any or all of the following:

(a) leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(b) dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 2.4(b) are complied with in connection therewith;

(c) Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition and (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash or Cash Equivalents; provided that the requirements of Section 2.4(b) are complied with in connection therewith; and

(d) a transaction or series of transactions in which any Credit Party or any Subsidiary thereof receive aggregate consideration of less than $25 million.

SECTION 7.6 Restricted Payments.  Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”), except for any or all of the following:

(a) the Borrower or any Subsidiary thereof may pay dividends in shares of its own Qualified Capital Stock and may make Restricted Payments under the Credit Parties’ existing stock repurchase programs as in effect as of the Closing Date;

(b) any Subsidiary of the Borrower or any Subsidiary of a Subsidiary Guarantor may pay cash dividends to the Borrower or any Subsidiary Guarantor or ratably to all holders of its outstanding Qualified Capital Stock;

(c) (i) Non-Guarantor Subsidiaries that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Foreign Subsidiaries;

(d) the Borrower or its Subsidiaries may make Restricted Payments in connection with the Transactions pursuant to Section 6.15;

(e) Restricted Payments may be made by the Borrower or any of its Subsidiaries; provided that both immediately prior to and after making such Restricted Payment (i) Liquidity shall be at least $150.0 million and (ii) the Consolidated Total Leverage Ratio at such time shall be no greater than 2.75 to 1.00, in the case of each of clauses (i) and (ii) calculated on a Pro Forma Basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness in connection therewith;

(f) so long as no Event of Default has occurred and is continuing or would result therefrom, redeem, retire or otherwise acquire shares of its Capital Stock or options or other equity or phantom equity in respect of its Capital Stock from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant in an aggregate amount not to exceed $5.0 million in any Fiscal Year; and

(g) any Restricted Payment in an amount, when aggregated with the aggregate amount of Investments made pursuant to Section 7.3(l), not to exceed at any time the amount equal to the Available Amount at such time; provided, however, that at the time each such Restricted Payment is made, no Event of Default shall be continuing.

SECTION 7.7 Transactions with Affiliates.  Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, Affiliate holder of any Capital Stock or other Affiliate of the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, except for any or all of the following:

(i) transactions permitted by Sections 7.1, 7.3, 7.4, 7.5, 7.6 and 7.12;

(ii) transactions existing on the Closing Date and described on Schedule 7.7;

(iii) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;

(iv) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(v) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.

SECTION 7.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

SECTION 7.9 Payments and Modifications of Subordinated Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except:

(i) prepayments, refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 7.1 and by any subordination agreement applicable thereto; and

(ii) the payment of regularly scheduled interest payments, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 7.1 (other than any such payments prohibited by the subordination provisions thereof).

SECTION 7.10 No Further Negative Pledges; Restrictive Agreements.

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon the properties or assets of the Credit Parties, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, the ABL Facility, and the European Revolving Credit Facility (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(f); provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith, (iii) restrictions contained in the organizational documents of any Credit Party as of the Closing Date and (iv) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor, (iii) make loans or advances to the Borrower or any Subsidiary Guarantor, (iv) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (v) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing as of the Closing Date and listed on Schedule 7.10(b), or such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, the ABL Facility, or the European Revolving Credit Facility, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(f) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 7.11 Nature of Business.  Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related, complementary, or ancillary thereto or that are reasonable extensions thereof.

SECTION 7.12 Sale Leasebacks.  Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.

SECTION 7.13 Disposal of Subsidiary Interests.  The Borrower will not permit any Domestic Subsidiary to be a non-Wholly-Owned Subsidiary except (a) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 7.4 or 7.5 or (b) so long as such Domestic Subsidiary continues to be a Subsidiary Guarantor.

ARTICLE VIII

DEFAULT AND REMEDIES

SECTION 8.1 Events of Default.  Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans.  The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days after notice.

(c) Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants.  (i) Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Section 6.1, 6.2(a), 6.3(a), 6.4 (with respect to the Borrower’s existence), 6.14 or 6.15 or Article VII and (ii) any Non-Guarantor Subsidiary shall default in the performance or observance of any covenant or agreement contained in Section 6.14 or Article VII and such default shall continue for a period of fifteen (15) days.

(e) Default in Performance of Other Covenants and Conditions.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any other term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained actual knowledge thereof.

(f) Indebtedness Cross-Default.  Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans) the aggregate outstanding amount (or, with respect to any Hedge Agreement, the Hedge Termination Value) of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition in (i) or (ii) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) Other Cross-Defaults.  Any Credit Party or any Subsidiary thereof shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by such Credit Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Credit Party to the extent required by GAAP.

(h) Change in Control.  Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding.  Any Credit Party or any Material Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements.  Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (other than with respect to the ABL Priority Collateral (as to which the Lien thereon shall be junior to the extent set forth in the Intercreditor Agreement)) (subject to Permitted Liens) on, or security interest in, any of the material Collateral purported to be covered thereby or any Credit Party shall so state in writing, in each case other than in accordance with the express terms hereof or thereof.

(l) ERISA Events.  The occurrence of any of the following events:  (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and are in excess of the Threshold Amount, (ii) a Termination Event, or similar event with respect to a Foreign Plan, or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(m) Judgment.  A final judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof.

SECTION 8.2 Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility.  Declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 8.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) General Remedies.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 8.3 Rights and Remedies Cumulative; Non-Waiver; Etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 3.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.4 Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 8.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.5 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 10.3.

SECTION 8.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably designates and appoints Deutsche Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles IX and X (including Section 10.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.2 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.4 Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.5 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and with the agreement of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 9.7 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.8 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 9.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and termination of the Commitments, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Credit Party or (C) if approved, authorized or ratified in writing in accordance with Section 10.2;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property is permitted by Section 7.2; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 9.9.  In each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 7.5 to a person that is not a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.10 Secured Hedge Agreements and Secured Cash Management Agreements

.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.11 Indemnification of the Administrative Agent

.  To the extent required by any Applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 3.11, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Notices.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Kronos Worldwide, Inc.

5430 LBJ Freeway, Suite 1706

Dallas, Texas  75240-2697

Attention of:                       John A. St. Wrba, Treasurer

Telephone No.:                  (972) 450-4207

Facsimile No.:                     (972) 448-1445

E-mail:                       jstwrba@valhi.net

With copies to:

Kronos Worldwide, Inc.

5430 LBJ Freeway, Suite 1706

Dallas, Texas  75240-2697

Attention of:                       Robert D.  Graham, General Counsel

Telephone No.:                  (972) 450-4289

Facsimile No.:                     (972) 448-1445

E-mail:                       rgraham@vahli.net

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas  75201

Attention of:                       Vicky Gunning

Telephone No.:                  (214) 740-8638

Facsimile No.:                     (214) 756-8638

E-mail:                       vgunning@lockelord.com

If to Deutsche Bank as Administrative Agent:

Deutsche Bank AG New York Branch
60 Wall Street (NYC60 - 0266)
New York, NY  10005-2836
Attention of:                       Marcus Tarkington
Telephone No.:                  (212) 250-6153
Facsimile No.:                     (212) 553-3080

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

(d) Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

                (i)Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

                (ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(f) Private Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 10.2 Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(b) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(c) change Section 3.6 or Section 8.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(d) change Section 2.4(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(e) except as otherwise permitted by this Section 10.2 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;

(g) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement (other than as authorized in Section 9.9), without the written consent of each Lender;

(h) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 9.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or

(i) change any provision of Section 10.10(b)(v) without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision, and (v) any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Administrative Agent and the ABL Administrative Agent (with the consent of the Required Lenders but without the consent of any Credit Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Credit Parties or alter or impair any right of any Credit Party under the Loan Documents).

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 10.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 3.13, 3.14 and 3.15 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans, Refinancing Term Loans or Extended Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments, Refinancing Term Commitments or Extended Term Commitments or outstanding Incremental Term Loans, Refinancing Term Loans or Extended Term Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

Without the consent of any other person, the applicable Credit Party and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with requirements of Applicable Law.

SECTION 10.3 Expenses; Indemnity.

(a) Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence, release or threatened release of Hazardous Materials on or from any property owned, leased or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim to the extent related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party acting for the Administrative Agent (or any such sub-agent).  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.7.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 10.4 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.

SECTION 10.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 10.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.7 Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 10.8 Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders.  Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 10.9 Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) without the requirement of an amendment fee; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 10.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility unless the proposed Lender is a competitor of the Credit Parties; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Assignment to Affiliated Lenders.

(A)           Notwithstanding the definition of “Eligible Assignee” or anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by the Administrative Agent); provided that:

                 (I)except as previously disclosed in writing to the Administrative Agent and the Lenders, each Affiliated Lender represents and warrants as of the date of any assignment to such Affiliated Lender pursuant to this Section 10.10(b)(v), that the Affiliated Lender has no material non-public information (“MNPI”) with respect to any Credit Party or any of their respective Subsidiaries or securities that both (a) has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to any Credit Party or any of their respective Subsidiaries or securities) prior to such date and (b) could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to assign Term Loans to such Affiliated Lender;

                (II)the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I hereto (an “Affiliated Lender Assignment and Assumption”); and

                (III)at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 15% of the aggregate principal amount of all Loans and Commitments outstanding under this Agreement.

(B)           Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited, or (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives.

(C)           Notwithstanding anything in Section 10.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent of the type described in Section 10.2(i) of this Agreement to the extent that such Affiliated Lender is directly and adversely affected thereby; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.10(b)(v); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (v)(C).

(D)           Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (C) of this Section 10.10(b)(v), so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders.  For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (D) of Section 10.10(b)(v), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Debtor Relief Law applicable to such Credit Party.

(E)           The Borrower, each other Credit Party and the Lenders hereby acknowledge that the Administrative Agent shall have no obligation to, and shall not be liable for any failure to, monitor the compliance by the Borrower, the Lenders or any Affiliated Lender.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c) Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of (and interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 10.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 3.11 (subject to the requirements of such Sections and Section 3.12) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.10 and 3.11, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 as though it were a Lender.

(e) Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.11 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.  For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.12 Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 10.13 All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 10.14 Survival.

(a) All representations and warranties set forth in Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 10.15 Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 10.16 Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.18 Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 10.19 USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or such Subsidiary Guarantor in accordance with the PATRIOT Act.

SECTION 10.20 Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Article VIII or IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VI or VII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VI or VII.

SECTION 10.21 Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement, the Intercreditor Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect; provided further that the Intercreditor Agreement governs and controls in the event of any conflict with any other Loan Document.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

KRONOS WORLDWIDE, INC.,

as Borrower

By:  /s/ John A. St. Wrba
Name:  John A. St. Wrba
Title:   Vice President & Treasurer

AGENTS AND LENDERS:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Lender

By:  /s/ Marcus M. Tarkington
Name:  Marcus M. Tarkington
Title:  Director

By:  /s/ Dusan Lazarov
Name:  Dusan Lazarov
Title:  Director

Execution Copy
Schedule 5.1

Jurisdictions of Organization and Qualification

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation
Kronos International, Inc.	For-profit corporation	Yes	File No: 2182484	22-2949593	Delaware (1)
Kronos Louisiana, Inc.	For-profit corporation	Yes	File No: 2201495	76-0294961	Delaware
Kronos (US), Inc.	For-profit corporation	Yes	File No: 2087814	13-334636	Delaware
Kronos Worldwide, Inc.	For-profit corporation	Yes	File No: 2210471	76-0294959	Delaware

States in which a Credit Party is Qualified to Do Business in the United States of America

Kronos International, Inc.	Kronos Louisiana, Inc.	Kronos (US), Inc.			Kronos Worldwide, Inc.

Texas	Louisiana	Alabama	Michigan	Pennsylvania	New Jersey
	Texas	California	Mississippi	Tennessee	Texas
		Florida	Missouri	Texas
		Georgia	New Jersey	Virginia
		Illinois	North Carolina	Washington
		Indiana	Ohio	West Virginia
		Kentucky	Oklahoma	Wisconsin
		Louisiana	Oregon

(1)           Kronos International, Inc. is also registered in the commercial register in the local court in Cologne, North Rhine-Westphalia, Federal Republic of Germany.

Schedule 5.2

Subsidiaries and Capitalization

Credit Party Subsidiaries

Kronos International, Inc.	Kronos Louisiana, Inc.	Kronos (US), Inc.	Kronos Worldwide, Inc.

Kronos Limited Societe Industrielle Du Titane, S.A. Kronos Denmark ApS Kronos Recovery GmbH Kronos Titan GmbH	Kronos (US), Inc.	Kronos Canada Inc. Kronos Louisiana, Inc. Kronos International, Inc.
Credit Party/Subsidiary	Record Owner	Collateral Shares/Interest
Kronos International, Inc.	Kronos Worldwide, Inc.
2,968 shares of the common stock, par value $100 per share, issued and outstanding and registered to Kronos Worldwide, Inc. (formerly Kronos, Inc.) representing 100% of the outstanding equity of Kronos International, Inc. (represented by stock certificate no. 7).

Kronos Louisiana, Inc.	Kronos Worldwide, Inc.
375 shares of the common stock, par value $0.01per share, issued and outstanding and registered to Kronos Worldwide, Inc. representing 100% of the outstanding equity of Kronos Louisiana, Inc. (represented by stock certificate no. 5).

Kronos (US), Inc.	Kronos Louisiana, Inc.
1,000 shares of common stock, par value $0.10 per share, issued and outstanding registered to Kronos Louisiana, Inc. representing 100% of the outstanding equity of Kronos (US), Inc. (represented by stock certificate no. 5).

Kronos Worldwide, Inc.	Publically Traded	None
Kronos Canada Inc.	Kronos Worldwide, Inc.
137,026 shares of the capital stock issued and outstanding and registered to Kronos Worldwide, Inc. representing 65% of the outstanding equity of Kronos Canada Inc. (represented by stock certificate no. 8).

Kronos Titan GmbH	Kronos International, Inc.	Capital of €6.5 million and €0.65 thousand, both owned entirely by Kronos International, Inc. representing 65% of the capital interests, which capital interests are not represented by certificates.
Kronos Denmark ApS	Kronos International, Inc.
6,506 shares of the shares of capital stock, of which the nominal amount of each share is DKK 100, issued and outstanding and registered to Kronos International, Inc. representing 65% of the outstanding equity of Kronos Denmark ApS (which shares are not represented by a stock certificate).

Kronos Recovery GmbH	Kronos International, Inc.	Capital of €0.5 thousand owned entirely by Kronos International, Inc. representing 100% of the capital interests
Kronos Limited	Kronos International, Inc.	None
Societe Industrielle Du Titane, S.A.	Kronos International, Inc.	None

Schedule 5.9

ERISA Plans of Credit Parties and ERISA Affiliates

The Combined Master Retirement Trust
The Employee 401(k) Retirement Plan
Contran Corp. Pension Plan
Contran Corporation Welfare Benefit Plan
CompX Capital Accumulation Pension Plan
CompX International Welfare Benefit Plan
Keystone Employees Retirement Plan
Keystone-Bartonville 401(K) Retirement Plan
Keystone EMP Welfare Benefit Plan I
Keystone EMP Welfare Benefit Plan II
Keystone Inactive Employees Retirement Plan
Retirement Programs of NL Industries, Inc.
NL Industries, Inc. Comprehensive Welfare Plan
WCS Caprock Health
The Restated Amalgamated Sugar Company LLC Salaried Employee Retirement Savings Plan
The Restated Amalgamated Sugar Company LLC Retirement Plan for Salaried Employees
The Restated Amalgamated Sugar Company LLC Retirement Plan for Hourly Production Employees
The Restated Amalgamated Sugar Company LLC Hourly Production Employee Retirement Savings Plan
The Amalgamated Sugar Company LLC Medical and Dental Benefits for Hourly Employees
The Amalgamated Sugar Company LLC Hourly Group Life Accidental Death and Dismemberment Insurance Plan
The Amalgamated Sugar Company LLC Medical and Dental Benefits for Salaried Employees
The Amalgamated Sugar Company LLC Salaried Group Life Accidental Death and Dismemberment Insurance Plan
The Amalgamated Sugar Company LLC Group Long Term Disability Plan

Schedule 5.12

Material Contracts Relating to the Collateral

1.	Form of Tax Agreement between Valhi, Inc. and Kronos Worldwide, Inc.

2.	Intercorporate Services Agreement by and between Contran Corporation and Kronos Worldwide, Inc., effective as of January 1, 2004.

3.
€120,000,000 Facility Agreement, dated June 25, 2002, among Kronos Titan GmbH & Co. OHG, Kronos Europe S.A./N.V., Kronos Titan A/S and Titania A/S, as borrowers, Kronos Titan GmbH & Co. OHG, Kronos Europe S.A./N.V. and Kronos Norge AS, as guarantors, Kronos Denmark ApS, as security provider, Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent and security agent, and KBC Bank NV, as fronting bank, and the financial institutions listed in Schedule 1 thereto, as lenders.

4.
First Amendment Agreement, dated September 3, 2004, Relating to a Facility Agreement dated June 25, 2002 among Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS and Titania A/S, as borrowers, Kronos Titan GmbH, Kronos Europe S.A./N.V. and Kronos Norge AS, as guarantors, Kronos Denmark ApS, as security provider, with Deutsche Bank Luxembourg S.A., acting as agent.

5.
Second Amendment Agreement Relating to a Facility Agreement dated June 25, 2002 executed as of June 14, 2005 by and among Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A. as agent, the participating lenders, Kronos Titan GmbH, Kronos Europe S.A./N.V, Kronos Titan AS, Kronos Norge AS, Titania AS and Kronos Denmark ApS.

6.
Third Amendment Agreement Relating to a Facility Agreement dated June 25, 2002 executed as of May 26, 2008 by and among Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent, the participating lenders, Kronos Titan GmbH, Kronos Europe S.A.,/N.V, Kronos Titan AS, Kronos Norge AS, Titania AS and Kronos Denmark ApS.

7.
Fourth Amendment Agreement Relating to a Facility Agreement dated June 25, 2002 executed as of September 15, 2009 by and among Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent, the participating lenders, Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS, Kronos Norge AS, Titania AS and Kronos Denmark ApS.

8.
Fifth Amendment Agreement Relating to a Facility Agreement dated June 25, 2002 executed as of October 28, 2010 by and among Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent, the participating lenders, Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS, Kronos Norge AS, Titania AS and Kronos Denmark ApS.

9.
Sixth Amendment Agreement Relating to a Facility Agreement dated June 25, 2002 executed as of September 27, 2012 by and among Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent, the participating lenders, Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS, Kronos Norge AS, Titania AS and Kronos Denmark ApS.

10.
Credit Agreement, dated as of June 18, 2012, by and among Kronos Worldwide, Inc., and certain of its subsidiaries, Wells Fargo Capital Finance LLC, as administrative agent, and the Lenders thereto (North American Revolver).

11.
Intercreditor Agreement dated as of June 18, 2012, by and between Wells Fargo Capital Finance and Wells Fargo Bank, National Association, and acknowledged by Kronos Worldwide, Inc., Kronos Louisiana, Inc. and Kronos (US), Inc.

12.	Lease Contract, dated June 21, 1952, between Farbenfabriken Bayer Aktiengesellschaft and Titangesellschaft mit beschrankter Haftung (German language version and English translation thereof).

13.
Master Technology Exchange Agreement, dated as of October 18, 1993, among Kronos Worldwide, Inc. (f/k/a Kronos, Inc.), Kronos Louisiana, Inc., Kronos International, Inc., Tioxide Group Limited and Tioxide Group Services Limited.

14.	Form of Assignment and Assumption Agreement, dated as of January 1, 1999, between Kronos Inc. (formerly known as Kronos (USA), Inc.) and Kronos International, Inc.

15.	Form of Cross License Agreement, effective as of January 1, 1999, between Kronos Inc. (formerly known as Kronos (USA), Inc.) and Kronos International, Inc.

16.	Formation Agreement dated as of October 18, 1993 among Tioxide Americas Inc., Kronos Louisiana, Inc. and Louisiana Pigment Company, L.P.

17.	Joint Venture Agreement dated as of October 18, 1993 between Tioxide Americas Inc. and Kronos Louisiana, Inc.

18.	Kronos Offtake Agreement dated as of October 18, 1993 between Kronos Louisiana, Inc. and Louisiana Pigment Company, L.P.

19.	Amendment No. 1 to Kronos Offtake Agreement dated as of December 20, 1995 between Kronos Louisiana, Inc. and Louisiana Pigment Company, L.P.

20.	Tioxide Americas Offtake Agreement dated as of October 18, 1993 between Tioxide Americas Inc. and Louisiana Pigment Company, L.P.

21.	Amendment No. 1 to Tioxide Americas Offtake Agreement dated as of December 20, 1995 between Tioxide Americas Inc. and Louisiana Pigment Company, L.P.

22.	Parents’ Undertaking dated as of October 18, 1993 between ICI American Holdings Inc. and Kronos Worldwide, Inc. (f/k/a Kronos, Inc.).

23.	Allocation Agreement dated as of October 18, 1993 between Tioxide Americas Inc., ICI American Holdings, Inc., Kronos Worldwide, Inc. (f/k/a Kronos, Inc.) and Kronos Louisiana, Inc.

24.
Insurance sharing agreement dated October 30, 2003 by and among CompX International Inc., Contran Corporation, Keystone Consolidated Industries, Inc., Titanium Metals Corp., Valhi, Inc., NL Industries, Inc. and Kronos Worldwide, Inc.

25.
Services Agreement, dated as of January 1, 2004, among Kronos International, Inc., Kronos Europe S.A./N.V., Kronos (US), Inc., Kronos Titan GmbH, Kronos Denmark ApS, Kronos Canada, Inc., Kronos Limited, Societe Industrielle Du Titane, S.A., Kronos B.V., Kronos Titan AS and Titania AS.

26.	Form of Assignment and Assumption Agreement, dated as of January 1, 1999, between Kronos, Inc. (formerly known as Kronos (USA), Inc.) and Kronos International, Inc.

27.	Form of Cross License Agreement, effective as of January 1, 1999, between Kronos Inc. (formerly known as Kronos (USA), Inc.) and Kronos International, Inc.

28.
Agency Agreement, dated as of January 1, 2004, among Kronos International, Inc., Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Canada, Inc., Kronos Titan AS and Societe Indutrielle Du Titane, S.A..

29.
Titanium Dioxide Products and Titanium Chemicals Distribution Agreement, dated as of January 1, 2005, among Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Canada, Inc., Kronos Titan AS, Kronos (US), Inc., Kronos Denmark ApS, Kronos Titan GmbH, Kronos Limited, Societe Industrielle Du Titane, S.A. and Kronos B.V.

30.	Raw Material Purchase and Sale Agreement, dated as of January 1, 2004, among Kronos (US), Inc., Kronos Titan GmbH, Kronos Europe S.A./N.V. and Kronos Canada, Inc.

31.
Sixth Amended and Restated Unsecured Revolving Demand Promissory Note dated December 31, 2013 in the original principal amount of $100.0 million executed by Valhi, Inc. and payable to the order of Kronos Worldwide, Inc.

32.	Unsecured Term Loan Promissory Note dated February 15, 2013 in the original principal amount of $290 million executed by Kronos Worldwide, Inc. and payable to the order of Contran Corporation.

33.
Restated and Amended Agreement by and between Richards Bay Titanium (Proprietary) Limited (acting through its sales agent Rio Tinto Iron & Titanium Limited) and Kronos (US), Inc effective January 1, 2012.

34.	$395,695,651.36 First Amended and Restated Unsecured Promissory Note dated February 10, 2014 from Kronos International, Inc. payable to Kronos Worldwide, Inc.

Schedule 5.13

Labor and Collective Bargaining Agreements of Credit Parties

Kronos International, Inc. agreements with its Worker’s Council

Arrangement for the implementation of vocational preventive medical check-ups within the framework of health management
Reorganization of the salary accounting system and remuneration
Old age working time reduction
Internal education and assessment of the tariff group classifications into the pay grades E6
Targeted achievements / bonus
Corporate proposal system
Jubilee / anniversary
Payment of the clearance action and on-call service
Regulation of the payment for on-call service for the managerial employees
Reorganization of the above general pay scale
Adaption of the company base (Firmensockel) as a result of collective agreement changes
Reimbursement of the travel expenses and time for the participation at works (staff) meetings
Working time regulation for tariff, managerial employees and managing executives
Working time regulation on New Year´s Eve and Christmas Eve
In-company advertisement
Extra allowances for extreme working conditions
Introduction of a long term account
Complex Technical Systems, especially new technologies, working processes and process flows
Using of personnel questionnaire
Application of the collective agreement on one-off payments and retirement provision
Appointment of safety officer (inspector)
Equal opportunities and treatments of disabled (severely handicapped) and equal persons
Implementation and use of the "Chemical Industry Park ID card" as "KRONOS ID card"

Schedule 5.19

Litigation of Borrower

Los Gatos Mercantile, Inc. d/b/a Los Gatos Ace Hardware, et al v. E.I. Du Pont de Nemours and Company, et al. (United States District Court, for the Northern District of California, Case No. 3:13-cv-01180-SI).  The defendants include Kronos, E.I. Du Pont de Nemours & Company, Huntsman International LLC and Millennium Inorganic Chemicals, Inc. Plaintiffs seek to represent a class consisting of indirect purchasers of titanium dioxide in certain states.  The complaint alleges that the defendants conspired and combined to fix the price at which titanium dioxide was sold in the United States and engaged in other anticompetitive conduct.

The Valspar Corporation, et al v. E.I. Du Pont de Nemours and Company, et al. (United States District Court, for the District of Minnesota, Case No. 1:13-cv-03214-RHK-L1B).  The defendants include Kronos Worldwide, Inc., E.I. Du Pont de Nemours & Company, Huntsman International LLC and Millennium Inorganic Chemicals, Inc.  The complaint alleges that defendants conspired to fix the price at which titanium dioxide was sold in the United States and engaged in other anticompetitive conduct.

Schedule 7.1

Existing Indebtedness of Borrower and all Subsidiaries

•	$125 million Wells Fargo Credit Agreement (North American Revolver)

•	€120 million European Revolver

•	Capital lease obligations of Titania AS - ~ $1.2 million principal balance remaining

•	Cdn $10 million loan agreement – Bank of Montreal – limited to issuance of letters of credit

•	Agreement with the Economic Development Agency of the Province of Quebec, Canada providing for borrowings of up to Cdn $7.1 million

•	Kronos Worldwide, Inc. Promissory Note in the original principal amount of $290 million payable to Contran Corporation.

•	Kronos International, Inc. First Amended and Restated Unsecured Promissory Note in the amount of $395,695,651.36 dated February 10, 2014 payable to Kronos Worldwide, Inc.

Schedule 7.2

Existing Liens of Borrower and all Subsidiaries

•	Liens associated with €120 million European Revolver

•	Liens on Capital Lease obligations of Titania AS

•	Liens associated with Cdn $10 million Bank of Montreal loan/LC facility

•	Liens associated with Economic Development Agency of the Province of Quebec, Canada providing for borrowings of up to Cdn $7.1 million

•	Liens associated with $125 million Wells Fargo Credit Agreement (North American Revolver)

Schedule 7.3

Existing Loans, Advances and Investments of Borrower and all Subsidiaries

•	1,724,916 shares of Valhi, Inc. common stock

•	2,000 shares of NL Industries, Inc. common stock

•	3,000 shares of CompX International Inc. Class A common stock

•	50% interest in Louisiana Pigment Company, L.P.

•	76,470,588 shares of Austpac Resources N.L. common stock

•	$100 million Kronos Worldwide, Inc. Revolving Promissory Note receivable from Valhi, Inc.

•	$395,695,651.36 First Amended and Restated Unsecured Promissory Note dated February 10, 2014 from Kronos International, Inc. payable to Kronos Worldwide, Inc.

Schedule 7.7

Transactions with Affiliates

•	$100 million Kronos Worldwide, Inc. Revolving Promissory Note receivable from Valhi, Inc.

•	$290 million Kronos Worldwide, Inc. Unsecured Promissory Note payable to Contran Corporation

•	Purchase of TiO2 from Louisiana Pigment Company

•	Purchases and sales of TiO2 and other products amongst the Credit Parties and their Subsidiaries, consistent with transfer pricing policies

•	Commission sales/payment of agency fees amongst the Credit Parties and their Subsidiaries, consistent with transfer pricing policies

•	Sales of feedstock ore to Louisiana Pigment Company

•	Purchases and sales of feedstock ore amongst the Credit Parties and their Subsidiaries, consistent with transfer pricing policies

•	Royalty payments paid amongst Credit Parties and their Subsidiaries, consistent with transfer pricing policies

•
Intercorporate Services Agreements with Contran Corporation whereby Contran provides certain management, tax planning, financial and other administrative services to Kronos Worldwide, Inc. and Subsidiaries on a fee basis; as described in KWI’s periodic SEC filings

•
Cost sharing agreements amongst the Credit Parties and their Subsidiaries whereby one party provides other parties with certain management, tax planning, financial and other administrative services on a fee basis; as in part described in KII’s periodic SEC filings, consistent with transfer pricing policies

•
The Contran group risk management program pursuant to which certain insurance policies are purchased for the benefit of the Contran group, including Kronos Worldwide, Inc. and Subsidiaries, and the cost of such policies are allocated amongst the participants; related Loss Sharing Agreement amongst members of the Contran group, including Kronos Worldwide, Inc.; as described in KWI’s periodic SEC filings

•	Accounts receivable factoring program between the Foreign Subsidiaries of KWI

•	$395,695,651.36 First Amended and Restated Unsecured Promissory Note dated February 10, 2014 from Kronos International, Inc. payable to Kronos Worldwide, Inc.

Schedule 7.10(b)

Existing Encumbrances and Restrictions of Borrower and all Subsidiaries

•	Restrictions under the €120 million European Revolver

•	Restrictions under Kronos Worldwide, Inc.’s Promissory Note in the original principal amount of $290 million payable to Contran Corporation

•	Restrictions under Cdn $10 million loan agreement – Bank of Montreal

•	Restrictions under Agreement with the Economic Development Agency of the Province of Quebec, Canada providing for borrowings of up to Cdn $7.1 million

•	Restrictions under $125 million Wells Fargo Credit Agreement (North American Revolver)

•	Restrictions under forward currency contracts entered into in the ordinary course of business to hedge currency exposure